UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2021

INTELLIA THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37766	36-4785571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Erie Street, Suite 130 Cambridge, Massachusetts		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (857) 285-6200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value $0.0001)	NTLA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2021, Andrew Schiermeier, Ph.D., Executive Vice President and Chief Operating Officer of Intellia Therapeutics, Inc. (“Intellia,” or the “Company”) informed the Company that he will be resigning from his position in order to accept the position of President and Chief Executive Officer of a new autologous and allogeneic universal chimeric antigen receptor (“CAR”) T-cell therapy company. The new company is being established by Intellia, a leading clinical stage genome editing company focused on developing curative therapeutics using CRISPR/Cas9 technology, Cellex Cell Professionals GmbH (“Cellex”), the parent company of GEMoaB GmbH (“GEMoaB”), a clinical-stage biopharmaceutical company which is focused on the development of next-generation immunotherapies and cell therapies for hard-to-treat cancers, and funds managed by Blackstone Life Sciences, the life sciences business of The Blackstone Group Inc. The transition will take place upon closing of the transaction, which is expected to take place in the third quarter of 2021 (the “Separation Date”). Dr. Schiermeier will remain in his current position until the Separation Date. Subject to the Company’s receipt of a general release of claims and pursuant to the terms of a separation agreement, Dr. Schiermeier will receive (i) his prorated bonus for the calendar year 2021, and (ii) monthly cash payment equal to the monthly employer contribution that the Company would have made to provide health insurance to him if he had remained employed by the Company until the earlier of six (6) months following the Separation Date or the date he becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA. In addition, (x) the unvested portions of Dr. Schiermeier’s outstanding stock options, restricted stock awards, and other stock-based awards that would have vested in the nine (9) months following the Separation Date will accelerate and become fully exercisable or nonforfeitable and (y) any vested stock options and other stock-based awards as of the Separation Date will be fully exercisable until nine (9) months from the Separation Date.

Item 8.01 Other Events.

On June 22, 2021, the Company announced that it has entered into an agreement with Cellex and funds managed by Blackstone Life Sciences to establish a new CAR T-cell company that will be focused on the development of allogeneic universal CAR T-cell therapies for immuno-oncology and autoimmune diseases.  The new company will be headquartered in Cambridge, Massachusetts and will acquire Cellex’s subsidiary GEMoaB, with established offices and labs in Dresden, Germany. GEMoaB is developing a switchable universal platform to improve the therapeutic window of CAR T-cell therapies. This approach enables increased efficacy and safety across a range of cancers, including solid tumors, that are currently a challenge for existing cell therapies. In addition, the new company and Intellia will gain access to Cellex’s established cell therapy manufacturing capabilities to accelerate their respective ex vivo programs. The new company will have an exclusive license to combine Intellia’s CRISPR/Cas9 allogeneic platform with GEMoaB’s switchable, universal CAR T-cell platforms (UniCAR and RevCAR). As a subsidiary of the new company, GEMoaB will continue to advance its clinical stage CAR T-cell programs. Funds managed by Blackstone Life Sciences have committed up to $250 million to the transaction and they, Intellia and Cellex (and certain related entities) will each have equal ownership of the new company at the time of the initial closing.

Under the terms of the agreement, the new company and Intellia will also simultaneously enter into a co-development and co-funding (“Co-Co”) agreement to co-develop an allogeneic universal CAR T-cell product for an immuno-oncology indication, which the parties will co-commercialize in the United States and key European countries. Intellia will have one additional option to enter into a second Co-Co agreement from selected allogeneic universal CAR T-cell therapy products that the parties will develop under the collaboration.

The new company includes a seasoned management team, including President and Chief Executive Officer Andrew Schiermeier, Ph.D., current Executive Vice President and Chief Operating Officer of Intellia; Chief Medical Officer Professor Gerhard Ehninger, a founding shareholder and Chief Medical Officer of GEMoaB and a founding shareholder and Chief Executive Officer of Cellex; and Chief Scientific Officer Dr. Armin Ehninger, Chief Scientific Officer of GEMoaB.

The new company’s Board of Directors will be chaired by Dr. Olivier Brandicourt, a Senior Advisor to Blackstone Life Sciences and the former CEO of Sanofi S.A.

The transaction is expected to close in the third quarter of 2021 and is subject to customary closing conditions, including regulatory clearances.

The full text of the press release issued in connection with the announcement is filed as Exhibit 99.1 on this Current Report on Form 8-K.

In addition, the Company announced that it expects to nominate its first allogeneic development candidate in the first half of 2022.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated June 22, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Intellia Therapeutics, Inc.

Date: June 22, 2021	By:	/s/ John M. Leonard
Name: John M. Leonard
Title: Chief Executive Officer and President